Exhibit 99.1

FOR IMMEDIATE RELEASE

MAN SANG HOLDINGS, INC.
Man Sang Holdings, Inc. Completes Corporate Reorganization

     NEW YORK- (MARKETWIRE) — August 27, 2009 — Man Sang Holdings, Inc. (“Man Sang Nevada”) (NYSE Amex: MHJ), a Nevada corporation, announced today that the reorganization of Man Sang Nevada as a British Virgin Islands company has been completed. Trading of the new British Virgin Islands company, Man Sang International (B.V.I.) Limited (“Man Sang BVI”), began as of the opening of trading on the NYSE Amex on August 26, 2009 under the symbol “MHJ.” As a result of the corporate reorganization, at the close of business on August 25, 2009, each share of Man Sang Nevada’s common stock automatically converted into the right to receive an ordinary share of Man Sang BVI and each share of Man Sang Nevada’s preferred stock automatically converted into a right to receive a preferred share of Man Sang BVI, on a share-for-share basis.

     The number of ordinary and preferred shares in Man Sang BVI owned by each shareholder as a result of the reorganization is the same as the number of shares of common and preferred stock previously owned in Man Sang Nevada immediately prior to the reorganization. Man Sang Nevada’s distribution agent will mail to each holder of record of Man Sang Nevada common stock a letter of transmittal for use in effecting delivery of certificates formerly representing the Man Sang Nevada shares to the distribution agent for conversion into shares of Man Sang BVI.

ABOUT MAN SANG INTERNATIONAL (B.V.I.) LIMITED

     Man Sang International (B.V.I.) Limited, formerly Man Sang Holdings, Inc., is principally engaged through subsidiaries in the purchasing, processing, assembling, merchandising and wholesale distribution of pearls, pearl jewelry products and jewelry products. In addition, Man Sang International (B.V.I.) Limited, through its subsidiaries, owns and operates commercial real estate for lease and sale in Hong Kong and the People’s Republic of China.

Forward-Looking Statements

The information above includes forward-looking statements about Man Sang Nevada and Man Sang BVI. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Man Sang Nevada from time to time in its filings with the U.S. Securities and Exchange Commission. As a result of these factors, Man Sang BVI’s actual results may differ materially from those indicated or implied by such forward-looking statements.

CONTACT:

Man Sang International (B.V.I.) Limited — Mr. Martin Pak	Phone: (852) 2317 9888
E-mail: martinp@man-sang.com

The Altman Group — Patricia Baronowski	Pbaronowski@altmangroup.com